News from

Buckeye
Contacts:                      Steve Dean, Executive Vice President
and Chief Financial Officer
901-320-8352

Eric Whaley
Investor Relations
901-320-8509

Website:  www.bkitech.com

BUCKEYE ANNOUNCES RESIGNATION

MEMPHIS, TN July 26, 2012 - Buckeye Technologies Inc. (NYSE:BKI) today reported that President and Chief Operating Officer Kristopher J. Matula has announced his intent to resign from the Company effective August 31, 2012 to focus on other interests.  Mr. Matula stated that he will resign from the Company’s Board of Directors on August 7, 2012.

John B. Crowe, Chairman and CEO, commented, “Kris has made many significant contributions to the progress and development of Buckeye in his eighteen years of dedicated service. He has been a key member of the leadership teams that moved the Company forward from the initial IPO in 1995 to our current record level performance.  He has been a top contributor and has served Buckeye with distinction. We wish Kris and his family the very best in their future endeavors.”

Kristopher J. Matula, President and COO commented, “It has been an honor to be part of the Buckeye team for the past eighteen years.  With our business well positioned for the future and a strong leadership team in place, the timing is right for me to retire from Buckeye and focus on other personal interests.”

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany and Canada.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company's operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.